                                                                     EXHIBIT 4.1


                             VICOM INCORPORATED

                          CERTIFICATE OF DESIGNATION
                                    OF THE
                 RELATIVE RIGHTS, RESTRICTIONS AND PREFERENCES
                                      OF
               8% CLASS A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      AND
              10% CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK

    Pursuant to Section 302A.401 of the Minnesota Business Corporations Act

                               -----------------

     The undersigned, as the Chief Executive Officer of Vicom Incorporated, a Minnesota corporation (the "Corporation"), hereby certifies that on the 9th day of December, 1998, the following resolutions were adopted by the Board of Directors of the Corporation for the purpose of designating a portion of the Corporation's authorized but unissued capital stock as Preferred Stock and establishing two classes of Preferred Stock designated as "8% Class A Cumulative Convertible Preferred Stock" and "10% Class B Cumulative Convertible Preferred Stock":

     "RESOLVED, that pursuant to authority granted to and vested in the Board of Directors by the laws of the State of Minnesota and the Corporation's Articles of Incorporation, as amended and restated, the Board of Directors hereby establishes the following classes of capital stock:

     A. Two Hundred Seventy-five Thousand (275,000) shares of the Corporation's authorized but unissued capital stock shall be Preferred Stock, with no par value per share, designated as "8% Class A Cumulative Convertible Preferred Stock";

     B. Sixty Thousand (60,000) shares of the Corporation's authorized but unissued capital stock shall be Preferred Stock, with no par value per share, designated as "10% Class B Cumulative Convertible Preferred Stock"; and

     C. The remaining balance of the Corporation's authorized but unissued capital stock shall be undesignated as to class or series.

     FURTHER RESOLVED, that the 8% Class A Cumulative Convertible Preferred Stock and the 10% Class B Cumulative Convertible Preferred Stock shall have the relative rights, restrictions and preferences set forth in APPENDIX A attached hereto."

     IN WITNESS WHEREOF, I have hereunder subscribed my name this 9th day of December, 1998.

                                            /s/ James L. Mandel
                                            ----------------------------------
                                            James L. Mandel
                                            Chief Executive Officer

                                                                      APPENDIX A


                              VICOM INCORPORATED

               8% CLASS A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      AND
              10% CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The total number of shares of all classes of capital stock which the Corporation is authorized to issue is Fifty Million (50,000,000). The shares of capital stock of the Corporation shall include a class of preferred stock consisting of Two Hundred Seventy-five Thousand (275,000) shares, which shall be designated 8% Class A Cumulative Convertible Preferred Stock with no par value per share ("Class A Preferred"), and a second class of preferred stock consisting of Sixty Thousand (60,000) shares, which shall be designated 10% Class B Cumulative Convertible Preferred Stock with no par value per share ("Class B Preferred"). The balance of the Corporation's authorized but unissued capital stock shall be undesignated capital stock. The rights, preferences, privileges, restrictions and other matters relating to the Class A Preferred Stock and Class B Preferred Stock are as follows:

     1. DIVIDENDS. Holders of the Class A Preferred and Class B Preferred shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends at the rates set forth below in paragraphs 1A and 1B, respectively. For purposes of calculating the dividends payable on the Class A Preferred and Class B Preferred, each share of Class A Preferred and Class B Preferred shall be valued at $10.00 per share (appropriately adjusted for stock dividends, stock splits, reverse stock splits, and other subdivisions and combinations of Class A Preferred and Class B Preferred) (such per share price, as it may be adjusted, for the Class A Preferred and Class B Preferred is referred to herein as the "Dividend Price"). All dividends payable pursuant to this
Section 1 shall be referred to as "Preferred Dividends."

         A. CLASS A PREFERRED. The holders of shares of Class A Preferred shall be entitled to receive, when and as declared by the Board of Directors of the Corporation out of assets of the Corporation legally available for payment thereof, cumulative cash dividends on the Dividend Price then in effect for the Class A Preferred at the per annum rate, computed on the basis of actual days over a 365-day year, of eight percent (8%) per annum. Such dividends shall be payable upon declaration quarterly on March 31, June 30, September 30 and December 31 of each year, commencing for any share of Class A Preferred on the first of such dates to occur after that share is issued.

         B. CLASS B PREFERRED. The holders of shares of Class B Preferred shall be entitled to receive, when and as declared by the Board of Directors of the Corporation out of assets of the Corporation legally available for payment thereof, cumulative cash dividends on the Dividend Price then effect for the Class B Preferred at the per annum rate, computed on the basis of actual days over a 365-day year, of ten percent (10%) per annum. Such dividends shall be payable upon declaration monthly on the first day of each calendar month, commencing for any share of Class B Preferred on the first day of a calendar month to occur after such share is issued.

         C. ACCRUAL; PAYMENT. The Preferred Dividends on the Class A Preferred and Class B Preferred shall accrue cumulatively on a daily basis from and as of the date of original issuance of the Class A Preferred and Class B Preferred until such time as the Class A Preferred and Class B Preferred are redeemed or converted, whether or not declared and whether or not any funds of the Corporation are legally available for the payment of dividends. Preferred Dividends shall be payable to holders of record of the Class A Preferred and Class B Preferred as they appear on the books of the Corporation on the record date determined by the Board of Directors. Preferred

     Dividends payable for the initial dividend period shall be based on the amount of dividends accrued since the date of issuance of the Class A Preferred and Class B Preferred.

     2. DIVIDEND PRIORITIES. No dividend payments shall be paid or declared and set apart for payment on any other shares of stock of the Corporation, whether common or preferred, for any period, and no other shares of the Corporation, whether common or preferred, shall be redeemed or purchased by the Corporation, unless all Preferred Dividends have been paid or contemporaneously are declared and paid on the Class A Preferred and Class B Preferred for such period. Except as provided in Section 1 above, holders of the Class A Preferred and Class B Preferred shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full Preferred Dividends for any period. No interest, or sum of money in lieu of interest, shall be payable in respect of any Preferred Dividend payments or payment which may be in arrears. If at any time the Corporation pays less than the total amount of Preferred Dividends then accrued with respect to the Class A Preferred and Class B Preferred, such payment shall be distributed ratably among the holders of Class A Preferred and Class B Preferred based upon the aggregate accrued but unpaid dividends on the shares of Class A Preferred and Class B Preferred held by each such holder on the record date fixed by the Board of Directors for the payment of such dividend. The Board of Directors, in its discretion, may declare and pay dividends on the common stock or other capital stock of the Corporation, provided that all accumulated Preferred Dividends on the Class A Preferred and Class B Preferred for the current and all previous dividend periods have been paid in full. In the event that, for a given year, the dividends declared on the common stock of the Corporation exceed, on a per share basis, the year to date per share Preferred Dividends accrued, declared and paid on the Class A Preferred and Class B Preferred, the Class A Preferred and Class B Preferred shall participate in and shall receive a pro rata share of the excess amount. Such allocation shall be adjusted as appropriate to account for any change in the capitalization of the Corporation occurring after the date hereof, whether resulting from a recapitalization, stock dividend, stock split, reverse stock split or otherwise.

     3.  LIQUIDATION PREFERENCES.

         A. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Class A Preferred and Class B Preferred shall be entitled, after payment or provision for all debts and liabilities of the Corporation and before any distribution or payment is made upon any other shares of capital stock of the Corporation, to be paid an amount per share equal to the sum of
     (i) $10.50 per share (appropriately adjusted for stock dividends, stock splits, reverse stock splits, and other subdivisions and combinations of Class A Preferred and Class B Preferred) (such per share price, as adjusted, for the Class A Preferred and Class B Preferred is referred to herein as the "Preferred Price") plus (ii) accrued and unpaid Preferred Dividends due under Section 1 above. (Such total sum of the amounts payable referred to in clauses (i) and (ii) being sometimes referred to herein as the "Preferential Amount.") If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Class A Preferred and Class B Preferred shall be insufficient to permit payment to the holders of Class A Preferred and Class B Preferred of the amount distributable as aforesaid, then all of the assets of the Corporation remaining to be so distributed shall be distributed ratably (a) first among the holders of the shares of Class A Preferred and Class B Preferred so that the same percentage of the Preferred Price for each share of Class A Preferred and Class B Preferred is paid with respect to each such share, until the full amount of the Preferred Price has been paid; and (b) then among the holders of the shares of Class A Preferred and Class B Preferred so that the same percentage of the Preferred Dividends for each share of Class A Preferred and Class B Preferred is paid with respect to each such share, until the full amount of the Preferred Dividends has been paid.

          B. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Class A Preferred and Class B
     Preferred shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed pro rata to the holders of shares of common stock of the Corporation; provided that in the event that, upon liquidation and dissolution of the Corporation, the amounts distributed to the holders of the shares of common stock of the Corporation exceed, on a per share basis, the amount of the Preferential Amount, the holders of the Class A Preferred and Class B Preferred shall participate in and shall receive a pro rata share of the excess.

          C. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Preferential Amount and the place where said Preferential Amount shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than twenty (20) business days prior to the payment date stated therein, to the holders of record of Class A Preferred and Class B Preferred, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 3.

     4. VOTING RIGHTS. The Class A Preferred and the Class B Preferred are non-voting, except as may otherwise be required by law.

     5. CONVERSIONS. The holders of shares of Class A Preferred and Class B Preferred shall have the following conversion rights:

          A.   RIGHT TO CONVERT. Subject to the terms and conditions of this
     Section 5, the holder of any share or shares of Class A Preferred or Class B Preferred shall have the right, at his or her option at any time, to convert any such share or shares of Class A Preferred or Class B Preferred (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day prior to the date fixed for payment of the amount distributable on Class A Preferred or Class B Preferred) into five (5) fully paid and nonassessable shares of the Corporation's common stock, no par value per share (the "Common Stock"), or, in case an adjustment has taken place pursuant to the further provisions of this Section 5, then by the conversion ratio as last adjusted and in effect at the date any share or shares of Class A Preferred or Class B Preferred are surrendered for conversion (such ratio, or such ratio as last adjusted, being referred to as the "Conversion Ratio"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Class A Preferred or Class B Preferred into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Class A Preferred and Class B Preferred) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

          B. ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written notice referred to in paragraph 5A and surrender of the certificate or certificates for the share or shares of Class A Preferred or Class B Preferred to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Class A Preferred or Class B Preferred. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Ratio shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Class A Preferred or Class B Preferred shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

          C. FRACTIONAL SHARES: DIVIDENDS; PARTIAL CONVERSION. No fractional shares shall be issued upon conversion of Class A Preferred or Class B Preferred into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared pursuant to Section 1 above and unpaid on the shares of Class A Preferred or Class B Preferred surrendered for conversion to the date upon which such conversion is deemed to take place as provided in paragraph 5B. In case the number of shares of Class A Preferred or Class B Preferred represented by the certificate or certificates surrendered pursuant to subparagraph 5A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Class A Preferred or Class B Preferred represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this paragraph 5C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering Class A Preferred or Class B Preferred for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

          D. STOCK DIVIDENDS, SUBDIVISION OR COMBINATION OF COMMON STOCK. In case the Corporation shall, after the date on which the Class A Preferred and Class B Preferred are first issued by the Corporation (the "Original Issue Date"), at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination shall be proportionately reduced.

          E. REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected after the Original Issue Date in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Class A Preferred or Class B Preferred shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Class A Preferred or Class B Preferred, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

          F. NOTICE OF ADJUSTMENT. Upon any adjustment of the Conversion Ratio, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Class A Preferred or Class B Preferred at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Ratio resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

          G.   OTHER NOTICES.  In case at any time:

               (1) the Corporation shall declare any dividend upon its Common Stock payable in stock or make any other distribution to the holders of its Common Stock;

               (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

               (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

               (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

     then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Class A Preferred or Class B Preferred at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

          H. STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Class A Preferred and Class B Preferred as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class

     A Preferred and Class B Preferred. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all transfer taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

          I. NO REISSUANCE OF CLASS A PREFERRED AND CLASS B PREFERRED. Shares of Class A Preferred and Class B Preferred which are converted into shares of Common Stock as provided herein shall not be reissued.

          J. ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of Class A Preferred and Class B Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of Class A Preferred and Class B Preferred which is being converted.

          K. CLOSING OF BOOKS. Except as required by an underwriter in connection with a public offering, the Corporation will at no time close its transfer books against the transfer of any Class A Preferred or Class B Preferred or of any shares of Common Stock issued or issuable upon the conversion of any shares of Class A Preferred or Class B Preferred in any manner which interferes with the timely conversion of such Class A Preferred and Class B Preferred, except as may otherwise be required to comply with applicable securities laws.

     6. REDEMPTION. The Corporation shall have the right to redeem the outstanding shares of Class A Preferred and Class B Preferred, in whole or in part, at a redemption price of $10.50 per share (appropriately adjusted for stock dividends, stock splits, reverse stock splits, and other subdivisions and combinations of Class A Preferred or Class B Preferred) plus any earned and unpaid Preferred Dividends, or not less than thirty (30) calendar days' notice ("Corporate Notice") to the holders of the Class A Preferred or Class
B Preferred.  The Corporation shall be entitled to redeem the Class A
Preferred and the Class B Preferred as provided in this Paragraph 6 only if the closing bid price of the Common Stock exceeds $4.00 per share (appropriately adjusted for stock dividends, stock splits, reverse stock splits and other subdivisions and combinations of Common Stock) for any ten
(10) consecutive trading days prior to the date of the Corporate Notice.
Upon receipt of Corporate Notice, the holders of the Class A Preferred and Class B Preferred to be redeemed will have the option to convert each share of Class A Preferred and Class B Preferred into five (5) shares of Common Stock (subject to adjustment as set forth in Section 5 above) until the close of business on the date fixed for redemption, unless extended by the Corporation in its sole discretion. All shares of Class A Preferred and Class B
Preferred called for redemption which are not so converted will be redeemed. Each holder of shares of Class A Preferred and Class B Preferred to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Corporate Notice, and thereupon the applicable redemption price for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be canceled and retired. Holders of Class A Preferred and Class B Preferred shall not have the right to require the Corporation to redeem their shares of Class A Preferred or Class B Preferred.


                                                                          [SEAL]